Exhibit 12



                             AMERICAN STORES COMPANY
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                   (Unaudited)


In the computation of the ratio of earnings to fixed charges for the Company, earnings consist of pre-tax income from continuing operations, plus fixed charges (adjusted for capitalized interest). Fixed charges consist of interest, whether expensed or capitalized (including the amortization of debt expense), plus the amount of rental expense which is representative of the interest factor in the particular case.


(In thousands of dollars)                   1998               1997               1996
                                            ----               ----               ----

Earnings before income taxes              $443,455           $523,665           $504,552

Fixed charges (detail below)               354,459            343,500            282,355
Adjusted for:
   Capitalized interest                    (6,189)           (16,248)           (10,567)
   Previously capitalized interest
     amortized during the period             2,633              2,028              1,612
                                          --------           --------           --------

Earnings                                  $794,358           $852,945           $777,952
                                          ========           ========           ========

Interest expense                          $232,652           $216,710           $171,558
Capitalized interest                         6,189             16,248             10,567
Interest factor for rental expense
  of operating leases                      115,618            110,542            100,230
                                          --------           --------           --------
Fixed charges                             $354,459           $343,500           $282,355
                                          ========           ========           ========

Ratio of earnings to fixed charges        2.2 to 1            2.5 to 1          2.8 to 1
